EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2017 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in the 2016 Annual Report to Shareholders, which is incorporated by reference in Kindred Healthcare, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky

May 24, 2017